EXHIBIT 99.1
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                             News Release

                               LANDAUER


                         For Immediate Release

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                        LANDAUER, INC. REPORTS
                      THIRD QUARTER 2003 EARNINGS

 For Further Information Contact:      James M. O'Connell
                                       Vice President, Treasurer and CFO

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GLENWOOD, ILLINOIS, JULY 24, 2003 . . . LANDAUER, INC. (NYSE: LDR) reported that net income for the quarter ended June 30, 2003 was $3,828,000 compared with $4,234,000 in the same quarter in fiscal 2002. Diluted earnings per share for the current quarter were $0.43 compared with $0.48 per share a year ago. Earnings for the third quarter of fiscal 2002 included recognition of one-time gain in the amount of $786,000, or $0.06 per diluted share (after income tax expense of $275,000, calculated at a marginal rate of 35%) arising from the exchange of a portion of its U.K. business for controlling interest in LCIE-Landauer, the Company's operating unit in France and the United Kingdom.

The Company, a recognized leader in personal and environmental radiation monitoring services, reported revenues of $15,925,000 for the third quarter of fiscal 2003, or 7% higher than revenues of $14,844,000 a year ago. Revenue growth for the current quarter occurred as a result of currency gains and higher volume from LCIE-Landauer's operations in France and the U.K., higher domestic pricing for the Company's products and services and slightly higher unit demand.

Cost of revenues for the current quarter was 11% higher than for the same period a year ago. Higher costs resulted from a weaker U.S. dollar compared with currencies in most countries where the Company operates, increased costs associated with LCIE-Landauer, higher insurance costs for property/casualty coverage and medical claims. Selling, general and administrative expenses in the third quarter of fiscal 2003 were higher by 4% versus a year ago due to comparable factors, partially offset by lower incentive compensation expense compared with last year.

For the first nine months of fiscal 2003, the Company reported net income of $10,667,000 compared with $12,007,000 reported for the nine months ended June 30, 2002. Diluted earnings per share thus far in fiscal 2003 were $1.20 compared with $1.36 for the first nine months of fiscal 2002. When comparing the results for the first nine months of fiscal 2003 with the same period a year ago, net income thus far in 2003 reflects a non-cash charge in the amount of $2,750,000, or $0.19 per diluted share (after income tax benefit of $1,092,000 calculated at a marginal rate of 39.7%) for costs associated with the impairment in value of assets related to Landauer's Aurion service. Additionally, net income reported for the first nine months of fiscal 2002 included recognition of gain in the amount of $786,000, or $0.06 per diluted share (after income tax expense of $275,000, calculated at a marginal rate of 35%) arising from the exchange of a portion of its U.K. business for controlling interest in LCIE-Landauer, the Company's operating unit in France and the United Kingdom.






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LANDAUER, INC.                                                ADD 1



Revenues for the first nine months of fiscal 2003 were $48,162,000, or 11% higher than $43,288,000 reported for the same period in fiscal 2002. Revenue growth in 2003 resulted from the consolidation of LCIE-Landauer's operations in France (formed as of April 1, 2002), increased domestic radiation dosimetry service and product revenues attributable to higher pricing and modest increased unit volume and favorable currency exchange in most countries where the Company operates.

Cost of revenues thus far in fiscal 2003 was 15% higher than a year ago reflecting costs associated with expanded European operations, a weaker U.S. dollar and higher benefit costs. Aggregate selling, general and administrative expenses in the first nine months of fiscal 2003 were $3,414,000 higher than a year ago, primarily due to the Aurion asset impairment charge in the amount of $2,750,000 described above. Increased operating expense compared with a year ago was also related to expanded European operations, related currency translation, and higher costs for insurance and employee benefits, offset by lower incentive compensation expense.

Year-to-date other income was higher than in fiscal 2002 primarily reflecting higher income from Nagase-Landauer, the Company's 50%-owned joint venture in Japan. Income taxes for the first nine months of fiscal 2003 at 37.0% were comparable in terms of effective rate to the first nine months of fiscal 2002.


OUTLOOK FOR BALANCE OF FISCAL 2003

With LCIE-Landauer's operations now included for a full year, the outlook for the remainder of the fiscal year suggests that fourth quarter revenue growth will approximate the growth rate experienced in the quarter just ended. Aggregate costs and expenses for the quarter will grow at a comparable rate and include the costs of expanded European operations. Thus, resulting operating income is expected to grow at a mid-single digit rate compared with the fourth quarter of fiscal 2002.

Net income for the balance of 2003 is expected to grow at a lower rate than operating income, reflecting lower investment income and higher minority interest compared with the fourth quarter of fiscal 2002.


CONFERENCE CALL INFORMATION

Landauer, Inc. has scheduled a conference call that will be broadcast simultaneously over the Internet at www.vcall.com on Friday, July 25, 2003, at 10:00 a.m. Central Daylight Time. Please allow 15 minutes to register and download the required software. Replays will be available through Vcall's website.


ABOUT LANDAUER

Landauer is the leading provider of analytical services to determine occupational and environmental radiation exposure. For more than 45 years, the Company has provided complete radiation dosimetry services to hospitals, medical and dental offices, university and national laboratories, and other industries in which radiation poses a potential threat to employees. Landauer's services include the manufacture of various types of radiation detection monitors, the distribution and collection of the monitors to and from clients, and the analysis and reporting of exposure findings.





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LANDAUER, INC.                                                ADD 2


SAFE HARBOR STATEMENT

Certain of the statements made herein constitute forward looking statements that are based on certain assumptions and involve certain risks and uncertainties, including assumptions, risks and uncertainties associated with the Company's introduction of the InLight technology, the cost associated with the Company's research and business development efforts, the anticipated results of operations of the Company and its subsidiaries or ventures, the valuation of the Company's long lived assets or business units relative to future cash flows, the Company's market position, the Company's business plans, anticipated revenue and cost growth, the risks associated with conducting business internationally, the effects of changing economic and competitive conditions, foreign exchange rates, and government regulations. Such assumptions may not materialize to the extent assumed and such risks and uncertainties may cause actual results to differ from anticipated results. Such risks and uncertainties may also result in changes to the Company's business plans and prospects and could create the need from time to time to write down the value of assets or otherwise cause the Company to incur unanticipated expenses. Additional information may be obtained by reviewing the Company's reports filed from time to time with the SEC.


            THIRD QUARTER FISCAL 2003 FINANCIAL HIGHLIGHTS
       (Unaudited; amounts in thousands, except per share data)

                          THREE MONTHS ENDED     NINE MONTHS ENDED
                        --------------------------------------------
                           JUNE 30,   JUNE 30,   JUNE 30,   JUNE 30,
                            2003       2002       2003       2002
                         ---------- ---------- ---------- ----------

Net revenues. . . . . . .$   15,925 $   14,844 $   48,162 $   43,288

Costs and expenses:
  Cost of sales . . . . .     6,097      5,471     17,542     15,208
  Selling, general and
    administrative. . . .     3,690      3,544     10,875     10,211
  Impairment in value
    of assets . . . . . .     --         --         2,750      --
                         ---------- ---------- ---------- ----------
                              9,787      9,015     31,167     25,419
                         ---------- ---------- ---------- ----------

Operating income. . . . .     6,138      5,829     16,995     17,869

Gain on formation of
  LCIE-Landauer . . . . .     --           786      --           786
Other income - net. . . .       255        255        710        669
                         ---------- ---------- ---------- ----------
Income before income
 taxes and minority
 interest . . . . . . . .     6,393      6,870     17,705     19,324

Income taxes. . . . . . .     2,367      2,510      6,550      7,174
                         ---------- ---------- ---------- ----------

Income before minority
  interest. . . . . . . .     4,026      4,360     11,155     12,150

Minority interest
  therein . . . . . . . .       198        126        488        143
                         ---------- ---------- ---------- ----------
Net income. . . . . . . .$    3,828 $    4,234 $   10,667 $   12,007
                         ========== ========== ========== ==========


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LANDAUER, INC.                                                ADD 3


      THIRD QUARTER FISCAL 2003 FINANCIAL HIGHLIGHTS (Continued)

                          THREE MONTHS ENDED     NINE MONTHS ENDED
                        --------------------------------------------
                           JUNE 30,   JUNE 30,   JUNE 30,   JUNE 30,
                            2003       2002       2003       2002
                         ---------- ---------- ---------- ----------

Net income per
 common share:
   Basic. . . . . . . . .$     0.43 $     0.48 $     1.21 $     1.37
                         ========== ========== ========== ==========
   Based on average
     shares outstanding .     8,820      8,774      8,797      8,750
                         ========== ========== ========== ==========

   Diluted. . . . . . . .$     0.43$      0.48 $     1.20 $     1.36
                         ========== ========== ========== ==========

   Based on average
     shares outstanding .     8,910      8,882      8,881      8,855
                         ========== ========== ========== ==========


                  SUMMARY CONSOLIDATED BALANCE SHEET
                   (unaudited, amounts in thousands)

                                            June 30,    September 30,
                                             2003           2002
                                           ----------   -------------
ASSETS
Current Assets
  Cash and cash equivalents . . . . . .    $    9,419     $    7,627
  Short-term investments. . . . . . . .           339            317
  Receivables, net of reserves. . . . .        15,259         13,620
  Other current assets. . . . . . . . .         8,284          5,266
                                           ----------     ----------
Total current assets. . . . . . . . . .        33,301         26,830
                                           ----------     ----------
Net property, plant and equipment . . .        16,521         18,179
Equity in joint venture . . . . . . . .         2,909          2,806
Goodwill and other intangible assets,
  net of amortization . . . . . . . . .         8,154          8,601
Dosimetry devices, net of amortization.         4,088          3,546
Other assets. . . . . . . . . . . . . .           223            295
                                           ----------     ----------
TOTAL ASSETS. . . . . . . . . . . . . .    $   65,196     $   60,257
                                           ==========     ==========

LIABILITIES AND
STOCKHOLDERS' INVESTMENT
Current liabilities:
  Accounts payable. . . . . . . . . . .    $    1,742     $    1,789
  Dividend payable. . . . . . . . . . .         3,315          3,071
  Deferred revenue. . . . . . . . . . .        13,326         11,885
  Other current liabilities . . . . . .         8,822          8,444
                                           ----------     ----------
Total current liabilities . . . . . . .        27,205         25,189
                                           ----------     ----------
Minority interest in subsidiary . . . .           773            462
                                           ----------     ----------
Stockholders' investment. . . . . . . .        37,218         34,606
                                           ----------     ----------
TOTAL LIABILITIES AND
  STOCKHOLDERS' INVESTMENT. . . . . . .    $   65,196     $   60,257
                                           ==========     ==========

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